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Prospectus                                      Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-46124





                                7,344,499 SHARES

                               CISCO SYSTEMS, INC.
                                  COMMON STOCK


     This prospectus relates to the public offering, which is not being underwritten, of 7,344,499 shares of our common stock, par value $0.001 par value per share, and the registration of these shares of our common stock for resale by affiliates of PixStream Incorporated. We will deliver our common stock when the holders of exchangeable shares of our subsidiary 3801110 Canada Inc., a corporation existing under the Canada Business Corporations Act ("3801110"), exchange their exchangeable shares for our common stock or when our subsidiary 3045848 Nova Scotia Company, an unlimited liability company existing under the Companies Act of Nova Scotia, redeems their exchangeable shares for our common stock or in the event of the liquidation of 3801110 or us or the insolvency of 3801110. The exchangeable shares will be issued in connection with our acquisition of PixStream Incorporated. The terms of the exchangeable shares provide that the redemption price of the exchangeable shares may be satisfied in whole or in part by the delivery of shares or our common stock.

     Our common stock is quoted on The Nasdaq National Market under the symbol "CSCO." On December 5, 2000, the last sale price of our common stock as reported on The Nasdaq National Market was $52.12.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                         -------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

               The date of this prospectus is December 20, 2000.

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                                TABLE OF CONTENTS


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                                                            PAGE
                                                            ----
            Where You Can Find More Information...............3
            Incorporation of Certain Documents by Reference...3
            The Company.......................................4
            Use of Proceeds...................................4
            The Exchangeable Shares...........................4
            Plan of Distribution..............................4
            Resales...........................................4
            Legal Matters.....................................6
            Experts...........................................6

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public from our web site at http://www.cisco.com or at the Securities and Exchange Commission's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

          (a) Cisco's Annual Report on Form 10-K for the fiscal year ended July 29, 2000, filed September 29, 2000;

          (b) Cisco's Quarterly Report on Form 10-Q for the period ended October 28, 2000, filed December 12, 2000.

          (c) The Registrant's Current Reports on Form 8-K filed on December 15, 1999 (as amended on Form 8-K/A filed on February 3, 2000 and on Form 8-K/A-1 filed on August 4, 2000), August 15, 2000, September 7, 2000, September 15, 2000, September 26, 2000, September 28, 2000, September 29, 2000, November 6, 2000, November 7, 2000, November 13, 2000, November
     15, 2000 and December 19, 2000;

          (d) The description of Cisco common stock contained in Cisco's registration statement on Form 8-A filed January 11, 1990, including any amendments or reports filed for the purpose of updating such descriptions; and

          (e) The description of Cisco's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Investor Relations
     Cisco Systems, Inc.
     170 West Tasman Drive
     San Jose, CA 95134-1706
     408-526-4000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making


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

an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

                                   THE COMPANY

     Cisco's principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Cisco's telephone number is (408) 526-4000.


                                 USE OF PROCEEDS

        We will issue our common stock that we are offering in this prospectus only in exchange for or redemption of the exchangeable shares of 3801110 Canada Inc., our subsidiary, and we will receive no cash proceeds from that issuance. We will receive no proceeds from resales of our common stock by affiliates of PixStream Incorporated.

                             THE EXCHANGEABLE SHARES

        The rights of the holders of the exchangeable shares, including exchange rights, are described in the Plan of Arrangement involving Cisco Systems, Inc., 3801110 Canada Inc., 3045848 Nova Scotia Company, PixStream Incorporated and Founders Holdings Corp., which has been filed with the Ontario Superior Court of Justice pursuant to Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c.C- 44, as amended.

                              PLAN OF DISTRIBUTION

        We will issue up to 7,344,499 shares of our common stock covered by this prospectus only upon exchange or redemption of the exchangeable shares of 3801110 Canada Inc., and no broker, dealer or underwriter has been engaged in connection with the exchange or redemption. This prospectus also covers the resale of our common stock by affiliates of PixStream Incorporated.

                                    RESALES

        If set forth in an applicable prospectus supplement, this prospectus may be used in connection with resales or redistributions of our common stock by a selling stockholder. The selling stockholder may be a person or persons deemed "affiliates" of PixStream Incorporated under the Securities Act of 1933, as amended, who acquired our common stock from us or an affiliate of ours. Such a resale or redistribution may be effected directly or indirectly through one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by re-selling our common stock to or through broker-dealers. Our common stock may be re-sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     -    in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with re-distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge our common stock to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the resale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with resales of our common stock. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock received by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the resale of our common stock. There is no underwriter or coordinating broker acting in connection with the proposed resale of shares by Selling Shareholders.

     Our common stock will be re-sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of resales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any resale of shares of our common stock.





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        In connection with resales and redistributions, the following information will, to the extent then required, be provided in the applicable prospectus supplement: the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular resale or redistribution.

        We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling shareholders will bear all hedging fees or commissions and discounts, if any, attributable to the resales of our common stock. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving resales of our common stock against certain liabilities, including liabilities in connection with the offering of our common stock arising under the Securities Act of 1933. The selling shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of our common stock including liabilities arising under the Securities Act of 1933.


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                                  LEGAL MATTERS

     The validity of the Cisco common stock offered hereby will be passed upon for Cisco Systems, Inc. by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended July 29, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, has notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.


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We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                                 --------------



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                               CISCO SYSTEMS, INC.



                                7,344,499 SHARES
                                 OF COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------






                               December 20, 2000


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